Exhibit 3.1(a)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION OF

PALMSOURCE, INC.

(Pursuant to Sections 222, 228 and 242 of the

General Corporation Law of the State of Delaware)

PalmSource, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the corporation was originally incorporated pursuant to the General Corporation Law on December 3, 2001 under the name of PalmSource, Inc.

SECOND: That the Board of Directors duly adopted resolutions proposing an amendment to the Certificate of Incorporation of the corporation, declaring said amendment to be advisable and in the best interests of the corporation and its stockholders, and authorizing the appropriate officers of the corporation to solicit the consent of the stockholders therefor.

THIRD: That the following paragraph set forth below is hereby added to the end of Article IV B.:

“Immediately upon the filing of this Certificate of Amendment of Certificate of Incorporation, each five (5) outstanding shares of the corporation’s class A common stock will be exchanged and combined, automatically and without further action, into one (1) share of class A common stock. Such combination shall be effected on a certificate-by-certificate basis, and each stockholder shall receive a cash payment equal to the value of any fractional share resulting from such combination in lieu of such fractional share.”

FOURTH: The foregoing amendment was approved by the holders of the requisite number of shares of said corporation in accordance with Section 222 and 228 of the General Corporation Law.

FIFTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, PalmSource, Inc. has caused this Certificate of Amendment to be signed by Albert J. Wood, its Chief Financial Officer and Treasurer, this 22nd day of September 2003.

BY:	/S/ ALBERT J. WOOD
Albert J. Wood, Chief Financial Officer and Treasurer